Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan of our reports dated November 25, 2025, with respect to the consolidated financial statements of Analog Devices, Inc., and the effectiveness of internal control over financial reporting of Analog Devices, Inc., included in its Annual Report (From 10-K) for the year ended November 1, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 20, 2026